Exhibit 2.1

Execution Version

AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger, dated as of January 15, 2015 (this “Amendment”), is made and entered into among GFI Group Inc., a Delaware corporation (“GFI”), CME Group Inc., a Delaware corporation (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary (“Merger Sub 1”), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”). CME, Merger Sub 1, Merger Sub 2 and GFI are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014 (the “GFI Merger Agreement”);

WHEREAS, pursuant to Section 9.8 of the GFI Merger Agreement, the GFI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the GFI Merger Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the GFI Merger Agreement.

2.                                      Amendments to GFI Merger Agreement. The GFI Merger Agreement is hereby amended as follows:

2.1.                            Section 1.1.  Section 1.1 of the GFI Merger Agreement is hereby amended by amending and restating the following defined terms as follows:

“Available Cash Consideration” means $116,833,200.

“Per Share Cash Consideration” means $5.60.

2.2.                            Section 1.7.  The last sentence of Section 1.7(b) of the GFI Merger Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed

19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before January 15, 2015 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time).

2.3.                            Section 8.3(a).  Section 8.3(a) of the GFI Merger Agreement is hereby amended by replacing “$23,426,111” with “$24,728,099”.

2.4.                            Section 8.3(b).  Section 8.3(b) of the GFI Merger Agreement is hereby amended by replacing “$6,693,175” with “7,065,171”.

3.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the GFI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the GFI Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the GFI Merger Agreement as amended by this Amendment.

4.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

5.                                      Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

IN WITNESS WHEREOF, GFI, CME, Merger Sub 1 and Merger Sub 2 have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

CME GROUP INC.

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Chief Financial Officer

COMMODORE ACQUISITION CORP.

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Treasurer

COMMODORE ACQUISITION LLC

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Treasurer

[Amendment No. 2 to Agreement and Plan of Merger]